DATALINK SYSTEMS CORPORATION
                          COMPUTATION OF NET LOSS PER SHARE
                                     (unaudited)

                                                                  Cumulative
                                                                  period from
                                                                  August 15,
                                          Three Months Ended     1986 (date of
                                               June 30,          inception) to
Primary:                                   1996         1995     June 30, 1996
- --------                                ---------     ---------  -------------

Weighted average common shares out-
 standing for the period                2,198,930     1,706,667       359,420
                                        ---------     ---------    ----------
Shares used in per share calcula-
 tions                                  2,198,930     1,706,667       359,420

Net loss                                $ 445,442     $  50,898    $1,441,358

Net loss per share                      $    0.20     $    0.03    $     4.01


Calculated in accordance with the guidelines of Item 601 of Regulation S-B.

Primary and fully diluted calculations are substantially the same.